Exhibit 99.1

            New Frontier Media Reports Strong First Fiscal Quarter

    BOULDER, Colo., Aug. 5 /PRNewswire-FirstCall/ --
New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced a strong first fiscal quarter, reporting operating income of $3.9 million as compared to operating income of $2.3 million for the quarter ended June 30, 2003, representing an increase of 70%. The Company reported EBITDA (earnings before interest, taxes, depreciation and non-content related amortization) of $4.3 million for the quarter ended June 30, 2004, as compared to $2.8 million for the quarter ended June 30, 2003, representing an increase of 54%.

    The Company reported net revenue for the current year quarter of $11.5 million compared to $10.1 million for the quarter a year ago, representing an increase of 14%. Net income for the fiscal 2005 first quarter increased 35% to $2.7 million as compared to net income of $2.0 million for the quarter a year ago. Earnings per fully diluted common share were reported as $0.12 for the current year quarter versus earnings per fully diluted common share of $0.10 per share for the quarter a year ago. Net income and earnings per share for the current year quarter were taxed at an effective rate of 30% while earnings for the quarter a year ago reflected no tax expense as taxes were offset fully by net operating losses.

     "We are very pleased with our first quarter results. This represents our sixth consecutive quarter of profitability. We continue to show improved operating income, EBITDA and cash flows from operations. It is important to remember that this is the first quarter in which our net income and earnings per share reflect a provision for income taxes, utilizing an effective tax rate of 30%. We expect our effective book tax rate to be 30% for the full fiscal year, while we expect that our cash taxes will be considerably lower at less than $1 million," stated Michael Weiner, Chief Executive Officer.

    Pay TV

    The Company's Pay TV Group reported revenue of $10.8 million for the quarter ended June 30, 2004, as compared to $9.1 million for the quarter ended June 30, 2003, which represents an increase of 19%. Of this, revenue from the Pay TV Group's Cable/DBS/Hotel services increased 35% to $9.7 million for the quarter ended June 30, 2004, from $7.2 million for the quarter ended June 30, 2003. This increase in Cable/DBS/Hotel revenue is primarily related to an increase in the distribution of the Pay TV Group's video-on-demand ("VOD") service. The Pay TV Group's VOD service, branded as TEN*On Demand, is now distributed to 13.2 million VOD enabled cable households, an 89% increase over the quarter a year ago, and 900,000 hotel rooms in the U.S.

    Revenue from the Group's C-Band services declined 42% to $1.1 million for the quarter ended June 30, 2004, from $1.9 million for the quarter a year ago.

    EBITDA for the Pay TV Group was $5.7 million for the quarter ended
June 30, 2004, as compared to EBITDA of $3.9 million for the quarter ended June 30, 2003, representing an increase of 46%. Gross margin for the Pay TV Group increased to 67% for the quarter ended June 30, 2004, from 62% for the quarter a year ago. Operating expenses declined from 24% of net revenue for the quarter ended June 30, 2003 to 18% for the quarter ended June 30, 2004, as overall operating expenses declined 14% to $1.9 million for the current year quarter from $2.2 million for the quarter a year ago.

    Internet Group

    The Company's Internet Group reported net revenue of $0.7 million for the quarter ended June 30, 2004, as compared to $1.0 million for the quarter ended June 30, 2003, representing a decrease of 30%. EBITDA for the Internet Group was breakeven for the quarter ended June 30, 2004, as compared to $0.3 million for the quarter a year ago. Operating expenses for the current year quarter included a $0.2 million non-recurring charge for the settlement of a lawsuit.

    Corporate Administration Expenses

    Corporate administration expenses were $1.3 million for both quarters ended June 30, 2004 and 2003, respectively.

    Future Outlook

    The Company is updating its guidance for its fiscal year ended March 31, 2005 as follows:

     *  Revenue guidance updated from $47 - $50 million to $48 - $50 million

     * Net income guidance updated from $9.8 million - $12 million to $10.9 million - $12.4 million

     * EPS range narrowed from $0.41 - $0.50 per fully diluted share to $0.46 - $0.52 per fully diluted share

     * Net Income and EPS guidance continue to be calculated utilizing a 30% effective tax rate

    The Company continues to remind its shareholders that it was able to utilize its net operating losses to offset its tax expense for the fiscal year ended March 31, 2004, and that its net income and EPS guidance for the 2005 fiscal year is given utilizing a 30% effective tax rate for the year.

    Conference Call Information

    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-366-7417. To participate in the web cast please log on to www.noof.com and click on Investor Relations and then Webcasts & Events. A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on August 5, 2004 at (800)-405-2236, access code 11004575. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under Investor Relations/News Releases.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. All statements in this release about the future outlook related to New Frontier Media and statements related to our expectation that our effective book tax rate will continue at 30% for the current fiscal year while our cash taxes will be considerably lower at less than $1 million, our earnings guidance and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.

    New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Broadband and video-on-demand.

    The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view, video-on-demand, and subscription TV networks and services to over 67 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TEN(TM), TEN*Clips(TM), TEN*Xtsy(TM), TEN*Blue(TM), TEN*Blox(TM), TEN*Max(TM) and TEN*On Demand(TM). These networks and services represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.


    Consolidated Operating Results
    (in '000's except per share amounts)

                                                            (Unaudited)
                                                           Quarter Ended
                                                              June 30,
                                                      2004              2003

    Revenue                                         $11,476           $10,081

    Cost of Sales                                    (3,945)           (3,893)

    Gross Profit                                      7,531             6,188

    Operating Expenses                               (3,632)           (3,930)

    Operating Income                                  3,899             2,258

    Other Expense                                        (1)             (236)

    Net Income Before Taxes                          $3,898            $2,022

    Provision for income taxes                       (1,170)                0

    Net Income                                       $2,728            $2,022

    Basic Income Per Share                            $0.12             $0.10

    Diluted Income Per Share                          $0.12             $0.10

    Basic shares outstanding                         22,101            19,750

    Diluted shares outstanding                       22,956            20,191


    Reconciliation of Net Income to EBITDA as reported

                                                          Quarter Ended
                                                             June 30,
                                                      2004              2003

    Net Income                                       $2,728            $2,022

    Adjustments:
                Dep'n and Amort.(1)                     450               516
                Interest Expense                         34               309
                Interest Income                         (33)              (11)
                Income Taxes                          1,170                 0

    EBITDA as reported                               $4,349            $2,836

    (1) Amortization excludes amortization of content licenses

    The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other fiilings with the Securities and Exchange Commission.
    To obtain a copy please contact New Frontier Media, Inc.


    Consolidated Balance Sheet
    (in 000s)                                    (Unaudited)
                                                   June 30,          March 31,
                                                     2004              2004
    CURRENT ASSETS:
            Cash and cash equivalents              $18,999           $15,352
            Investments                              2,946             1,478
            Accounts receivable, net                 6,148             6,872
            Prepaid expenses                           479               497
            Other                                      284               236

                    TOTAL CURRENT ASSETS            28,856            24,435

    FURNITURE AND EQUIPMENT, net                     3,742             3,727

    OTHER ASSETS:
            Prepaid distribution rights,
             net                                    10,823            11,627
            Goodwill                                 3,743             3,743
            Other identifiable intangible
             assets, net                               292               356
            Deposits                                   155               156
            Deferred Tax Asset                         165                 0
            Other                                      619               718

                    TOTAL OTHER ASSETS              15,797            16,600

    TOTAL ASSETS                                   $48,395           $44,762

    CURRENT LIABILITIES:
            Accounts payable                        $1,242            $1,767
            Current portion of capital
             lease obligations                         306               356
            Deferred revenue                           959             1,304
            Current portion of notes
             payable                                   273               653
            Taxes Payable                              115                 0
            Accrued restructuring expense            1,022             1,026
            Accrued Compensation                       846               952
            Accrued Liabilities                      1,176             1,259

                    TOTAL CURRENT
                     LIABILITIES                     5,939             7,317

    LONG TERM LIABILITIES:
            Obligations under capital
             lease, net of
                    current portion                    100               154
            Note Payable, net of current
             portion                                   205               275

                    TOTAL LONG-TERM
                     LIABILITIES                       305               429

                            TOTAL
                             LIABILITIES             6,244             7,746

    COMMITMENTS AND CONTINGENCIES

    SHAREHOLDERS' EQUITY
            Common stock                                 2                 2
            Additional paid-in capital              51,997            49,590
            Accumulated deficit                     (9,848)          (12,576)

                    TOTAL SHAREHOLDERS'
                     EQUITY                         42,151            37,016

    TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                        $48,395           $44,762


SOURCE  New Frontier Media, Inc.
    -0-                             08/05/2004
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900, ext. 102, kmiller@noof.com/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.noof.com /
    (NOOF)

CO:  New Frontier Media, Inc.
ST:  Colorado
IN:  ENT FLM
SU:  ERN CCA